EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE:                          CONTACT:

Tremont Corporation                             Joseph S. Compofelice
1999 Broadway, Suite 4300                       Vice President and CFO
Denver,  Colorado  80202                        (281) 423-3303


                          TREMONT REPORTS 1996 RESULTS

      DENVER, COLORADO . . . February 3, 1997 . . . Tremont Corporation (NYSE:
TRE) reported fourth quarter net income of $1.5 million, or $.19 per share, compared to $4.8 million, or $.65 per share, for the same quarter in 1995. For the year, Tremont reported net income of $30.0 million, or $3.91 per share, compared to $5.4 million, or $.73 per share, for 1995.

      The Company's equity in earnings of 30%-owned TIMET was $7 million for the fourth quarter of 1996 compared to approximately $2 million for the same quarter in 1995. TIMET reported net income of $24 million (including a $10 million special tax credit) in the fourth quarter of 1996 on sales of $157 million. The significant improvement in TIMET s titanium metals earnings was driven by price and volume increases in both commercial aerospace and other markets.

      The Company's equity in earnings of 18%-owned NL Industries was a loss of approximately $3 million in the fourth quarter of 1996 compared to income of $5 million in the fourth quarter of 1995. NL reported a net loss of $10 million in
the fourth quarter of 1996 on sales of $234 million.   NL s 1996 operating
results as compared to 1995 were adversely impacted by lower titanium dioxide pigments (TiO2) selling prices.

      The Company's provision for income taxes varies from a normally expected rate due to no benefit being recognizable on equity in losses of NL and, prior to the fourth quarter of 1996, utilization of loss carryforwards.



                               TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)


                                  Quarter ended            Year ended
                                  December 31,             December 31,

                                  1995*<F1> 1996          1995*<F1> 1996

 Equity in earnings (loss) of:
    TIMET                         $ 1.6     $ 7.3         $ (3.2)   $ 16.0

    NL Industries                   5.1      (2.8)          11.4      (1.8)

    Other                            -        1.1             -        2.5
                                  -----     -----          -----     -----
                                    6.7       5.6            8.2     16.7



 Gain on sale of TIMET stock         -       -              -        27.6
 Corporate expenses, net
                                    1.9       1.2            2.8      4.4
                                   -----    -----          -----     -----


    Income before taxes
       And minority interest        4.8       4.4            5.4     39.9


 Income tax expense                  -        2.7            -        9.3

 Minority interest
                                     -         .2            -         .6
                                  -----     -----          -----    -----


    Net income                   $ 4.8      $ 1.5         $ 5.4    $ 30.0
                                 -----      -----         -----     -----

 Net income per share            $  .65     $  .19        $  .73   $  3.91
                                 ------     ------        ------   -------


 Weighted average common and
    equivalent shares
    outstanding                    7.4        7.7           7.4       7.7
                                 ======     ======        ======   ======

<F1>
* Reclassified